Exhibit 99.1
News Release

AMH Reports First Quarter 2026 Financial and Operating Results
Delivered Solid First Quarter with Accelerating Spring Leasing Activity
LAS VEGAS, May 6, 2026—AMH (NYSE: AMH) (the “Company”), a leading large-scale integrated owner, operator and developer of single-family rental homes, today announced its financial and operating results for the quarter ended March 31, 2026.
Highlights
•Rents and other single-family property revenues increased 2.8% year-over-year to $472.0 million for the first quarter of 2026.
•Net income attributable to common shareholders totaled $127.8 million, or $0.35 per diluted share, for the first quarter of 2026, compared to $110.0 million, or $0.30 per diluted share, for the first quarter of 2025.
•Core Funds from Operations (“Core FFO”) attributable to common share and unit holders increased 4.6% year-over-year to $0.48 per FFO share and unit for the first quarter of 2026 and Adjusted Funds from Operations (“Adjusted FFO”) attributable to common share and unit holders increased 8.0% year-over-year to $0.45 per FFO share and unit for the first quarter of 2026.
•Core Net Operating Income (“Core NOI”) from Same-Home properties increased by 3.7% year-over-year for the first quarter of 2026.
•Achieved Same-Home Average Occupied Days Percentage of 95.1% in the first quarter of 2026, while generating 2.2% blended rate growth driven by lease spreads of 3.2% and -0.8% on renewals and new leases, respectively.
•Spring leasing season continues to further strengthen with April Same-Home Average Occupied Days Percentage of 95.6%, rate growth on new leases of 1.2% and rate growth on renewals of 3.0%.
•Delivered a total of 539 high-quality and energy-efficient newly constructed homes from our AMH Development Program to our wholly-owned portfolio and unconsolidated joint ventures in the first quarter of 2026.
•Repurchased and retired 3.7 million of our outstanding Class A common shares at a weighted-average price of $31.49 per share and a total price of $115.1 million in the first quarter of 2026.
•In April 2026, repurchased and retired 3.2 million of our outstanding Class A common shares at a weighted-average price of $29.37 per share and a total price of $94.0 million.
“AMH delivered a solid first quarter, supported by steady execution across our operating platform and strong expense management from our field teams. As we entered the spring leasing season, the momentum we saw in March continued through April, resulting in additional occupancy gains and new lease spread turning positive,” stated Bryan Smith, AMH’s Chief Executive Officer. “Against a backdrop of economic uncertainty, these results demonstrate the resilience of single-family rental demand and the strength of the AMH platform as we move through the rest of the year.”
First Quarter 2026 Financial Results
Net income attributable to common shareholders totaled $127.8 million, or $0.35 per diluted share, for the first quarter of 2026, compared to $110.0 million, or $0.30 per diluted share, for the first quarter of 2025. The increase was primarily due to increases in rents and other single-family property revenues exceeding increases in total expenses and higher net gains on property sales.
Rents and other single-family property revenues increased 2.8% to $472.0 million for the first quarter of 2026, compared to $459.3 million for the first quarter of 2025. Revenue growth was primarily driven by higher rental rates.

Core NOI from our total portfolio increased 4.8% to $271.2 million for the first quarter of 2026, compared to $258.8 million for the first quarter of 2025. This growth was driven by a 2.7% increase in core revenues resulting primarily from higher rental rates and a 1.2% decrease in core property operating expenses.
For the Company’s Same-Home portfolio, core revenues increased 2.4% to $365.8 million for the first quarter of 2026, compared to $357.3 million for the first quarter of 2025, which was driven by a 3.0% increase in Average Monthly Realized Rent per property as well as higher fees, partially offset by an 80 basis point decrease in Average Occupied Days Percentage. Core property operating expenses from Same-Home properties decreased 0.2% to $120.0 million for the first quarter of 2026, compared to $120.3 million for the first quarter of 2025, which reflects the Company’s effective cost controls. As a result, Core NOI from Same-Home properties increased 3.7% to $245.9 million for the first quarter of 2026, compared to $237.0 million for the first quarter of 2025.
Core FFO attributable to common share and unit holders was $200.1 million, or $0.48 per FFO share and unit, for the first quarter of 2026, compared to $194.7 million, or $0.46 per FFO share and unit, for the first quarter of 2025. Adjusted FFO attributable to common share and unit holders was $187.4 million, or $0.45 per FFO share and unit, for the first quarter of 2026, compared to $176.6 million, or $0.42 per FFO share and unit, for the first quarter of 2025. These improvements were primarily attributable to growth in Core NOI from our total portfolio.
Investments
As of March 31, 2026, the Company’s total single-family properties, excluding properties held for sale, consisted of 60,200 homes, compared to 60,337 homes as of December 31, 2025, a decrease of 137 homes during the first quarter of 2026, which included 594 homes identified for sale, partially offset by 457 newly constructed homes delivered to our operating portfolio through our AMH Development Program. During the first quarter of 2026, we also developed an additional 82 newly constructed homes which were delivered to our unconsolidated joint ventures, aggregating to 539 total home deliveries through our AMH Development Program. As of March 31, 2026, the Company had 1,037 properties held for sale and 3,858 properties held in unconsolidated joint ventures.
Capital Activities, Balance Sheet and Liquidity
In January 2026, the Company fully utilized the remaining authorization for the repurchase of Class A common shares under its 2018 share repurchase program and repurchased and retired 3.7 million of its outstanding Class A common shares at a weighted-average price of $31.49 per share and a total price of $115.1 million. In February 2026, the Company’s board of trustees authorized a new share repurchase program to repurchase up to $500.0 million of outstanding Class A common shares and up to $250.0 million of outstanding preferred shares from time to time in the open market or in privately negotiated transactions. All repurchased shares are constructively retired and returned to an authorized and unissued status. In April 2026, the Company repurchased and retired 3.2 million of its outstanding Class A common shares at a weighted-average price of $29.37 per share and a total price of $94.0 million, leaving $406.0 million of remaining authorization under the new share repurchase program.
As of March 31, 2026, the Company had cash and cash equivalents of $63.3 million and total outstanding debt of $5.2 billion, excluding unamortized discounts and unamortized deferred financing costs, with a weighted-average interest rate of 4.5% and a weighted-average term to maturity of 7.9 years, which includes $390.0 million of outstanding borrowings on its $1.25 billion revolving credit facility. During the first quarter of 2026, the Company generated $50.5 million of Retained Cash Flow and sold 710 properties, generating $199.1 million of net proceeds.

2026 Guidance
Set forth below are the Company’s current expectations with respect to full year 2026 Core FFO attributable to common share and unit holders and our underlying assumptions. In reliance on the exception provided by applicable SEC rules, the Company does not provide guidance for GAAP net income, the most comparable GAAP financial measure, or a reconciliation of 2026 Core FFO guidance to GAAP net income because we are unable to reasonably predict the following items which are included in GAAP net income: (i) gain on sale and impairment of single-family properties and other, net for consolidated properties and unconsolidated real estate joint ventures, (ii) acquisition, disposition and other transaction costs and (iii) hurricane-related charges, net. The actual amounts for any and all of these items could significantly impact our 2026 GAAP net income and, as disclosed in our historical financial results, have significantly impacted GAAP net income in prior periods.
Guidance Summary
Full Year 2026 guidance ranges remain unchanged, with AMH’s teams delivering solid execution as prime leasing and move out seasons remain ahead.

Full Year 2026 (Unchanged)
Core FFO attributable to common share and unit holders	$1.89 - $1.95
Core FFO attributable to common share and unit holders growth	1.1% - 4.3%

Same-Home
Core revenues growth	1.25% - 3.25%
Core property operating expenses growth	1.75% - 3.75%
Core NOI growth	1.00% - 3.00%

Full Year 2026 (Unchanged)
Investment Program	Properties	Investment
Wholly owned acquisitions	—	—
Wholly owned development deliveries	1,300 - 1,500	$500 - $600 million
JV development deliveries (1)	400 - 600	$150 - $250 million
Total gross capital investment (1)	1,700 - 2,100	$650 - $850 million
(1)JV deliveries and capital investment reflected at 100%.
Additional Information
A copy of the Company’s First Quarter 2026 Earnings Release and Supplemental Information Package and this press release are available on our website at www.amh.com, under “Investor relations.” This information has also been furnished to the SEC in a current report on Form 8-K.

Conference Call
A conference call is scheduled on Thursday, May 7, 2026 at 12:00 p.m. Eastern Time to discuss the Company’s financial results for the quarter ended March 31, 2026 and to provide an update on its business. The domestic dial-in number is (877) 451-6152 (U.S. and Canada) and the international dial-in number is (201) 389-0879 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.amh.com, under “Investor relations.” A replay of the conference call may be accessed through Thursday, May 21, 2026 by calling (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (international), replay passcode number 13759161#, or by using the link at www.amh.com, under “Investor relations.”

About AMH
AMH (NYSE: AMH) is a leading large-scale integrated owner, operator and developer of single-family rental homes. We’re an internally managed Maryland real estate investment trust (REIT) focused on developing, renovating, leasing and managing homes as rental properties.
In recent years, we’ve been named a 2026 Great Place to Work®, a 2026 Top U.S. Homebuilder by Builder100, and one of the 2025 Most Trustworthy Companies in America by Newsweek and Statista Inc. As of March 31, 2026, we owned over 61,000 single-family properties in the Southeast, Midwest, Southwest and Mountain West regions of the United States. Additional information about AMH is available on our website at www.amh.com.
AMH refers to one or more of American Homes 4 Rent, American Homes 4 Rent, L.P. and their subsidiaries and joint ventures. In certain states, we operate under AMH Living or American Homes 4 Rent. Please see www.amh.com/dba to learn more.
Cautionary Note Regarding Forward-Looking Statements
This press release and the accompanying Supplemental Information Package contain “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal,” “outlook,” “guidance” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release and the Supplemental Information Package include, among others, our 2026 Guidance, our belief that our acquisition and homebuilding programs will result in continued growth and the estimated timing of our development deliveries set forth in the Supplemental Information Package. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company’s management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and in the Company’s subsequent filings with the SEC.

AMH
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	March 31, 2026	December 31, 2025
	(Unaudited)
Assets
Single-family properties:
Land	$2,418,410	$2,406,467
Buildings and improvements	12,058,732	11,971,961
Single-family properties in operation	14,477,142	14,378,428
Less: accumulated depreciation	(3,443,333)	(3,366,795)
Single-family properties in operation, net	11,033,809	11,011,633
Single-family properties under development and development land	1,139,179	1,233,586
Single-family properties and land held for sale, net	235,549	225,861
Total real estate assets, net	12,408,537	12,471,080
Cash and cash equivalents	63,301	108,516
Restricted cash	144,863	122,174
Rent and other receivables	48,241	43,119
Escrow deposits, prepaid expenses and other assets	239,103	228,017
Investments in unconsolidated joint ventures	150,714	148,935
Goodwill	120,279	120,279
Total assets	$13,175,038	$13,242,120

Liabilities
Revolving credit facility	$390,000	$360,000
Unsecured senior notes, net	4,737,926	4,735,735
Accounts payable and accrued expenses	447,118	436,879
Total liabilities	5,575,044	5,532,614

Commitments and contingencies

Equity
Shareholders’ equity:
Class A common shares ($0.01 par value per share, 450,000,000 shares authorized, 363,160,711 and 366,021,665 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively)	3,632	3,660
Class B common shares ($0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at March 31, 2026 and December 31, 2025)	6	6
Preferred shares ($0.01 par value per share, 100,000,000 shares authorized, 9,200,000 shares issued and outstanding at March 31, 2026 and December 31, 2025)	92	92
Additional paid-in capital	7,297,948	7,411,003
Accumulated deficit	(380,213)	(387,643)
Accumulated other comprehensive income	6,320	6,630
Total shareholders’ equity	6,927,785	7,033,748
Noncontrolling interest	672,209	675,758
Total equity	7,599,994	7,709,506

Total liabilities and equity	$13,175,038	$13,242,120

AMH
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended March 31,
	2026	2025
Rents and other single-family property revenues	$472,024	$459,276

Expenses:
Property operating expenses	168,709	167,530
Property management expenses	33,284	34,181
General and administrative expense	21,332	19,671
Interest expense	48,222	45,426
Acquisition, disposition and other transaction costs	3,060	3,061
Depreciation and amortization	127,344	124,928
Total expenses	401,951	394,797

Gain on sale and impairment of single-family properties and other, net	78,444	62,016
Loss on early extinguishment of debt	—	(216)
Other income and expense, net	327	2,434

Net income	148,844	128,713

Noncontrolling interest	17,590	15,255
Dividends on preferred shares	3,486	3,486

Net income attributable to common shareholders	$127,768	$109,972

Weighted-average common shares outstanding:
Basic	364,281,692	370,372,388
Diluted	364,498,367	370,761,741

Net income attributable to common shareholders per share:
Basic	$0.35	$0.30
Diluted	$0.35	$0.30

Defined Terms

Average Monthly Realized Rent
For the related period, Average Monthly Realized Rent is calculated as the lease component of rents and other single-family property revenues (i.e., rents from single-family properties) divided by the product of (a) number of properties and (b) Average Occupied Days Percentage, divided by the number of months. For properties partially owned during the period, this calculation is adjusted to reflect the number of days of ownership.

Average Occupied Days Percentage
The number of days a property is occupied in the period divided by the total number of days the property is owned during the same period after initially being placed in-service. This calculation excludes properties classified as held for sale.

Occupied Property
A property is classified as occupied upon commencement (i.e., start date) of a lease agreement, which can occur contemporaneously with or subsequent to execution (i.e., signature).

Recurring Capital Expenditures
For our Same-Home portfolio, Recurring Capital Expenditures includes replacement costs and other capital expenditures recorded during the period that are necessary to help preserve the value and maintain functionality of our properties. For our total portfolio, we calculate Recurring Capital Expenditures by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

Same-Home Property
A property is classified as Same-Home if it has been stabilized longer than 90 days prior to the beginning of the earliest period presented under comparison. A property is removed from Same-Home if it has been classified as held for sale or has experienced a casualty loss.

Stabilized Property
A property acquired individually (i.e., not through a bulk purchase) is classified as stabilized once it has been renovated by the Company or newly constructed and then initially leased or available for rent for a period greater than 90 days. Properties acquired through a bulk purchase are first considered non-stabilized, as an entire group, until (1) we have owned them for an adequate period of time to allow for complete on-boarding to our operating platform, and (2) a substantial portion of the properties have experienced tenant turnover at least once under our ownership, providing the opportunity for renovations and improvements to meet our property standards. After such time has passed, properties acquired through a bulk purchase are then evaluated on an individual property basis under our standard stabilization criteria.

Non-GAAP Financial Measures
This press release and the First Quarter 2026 Earnings Release and Supplemental Information Package include Funds from Operations attributable to common share and unit holders (“FFO attributable to common share and unit holders”), Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Retained Cash Flow, Core NOI and Same-Home Core NOI, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income or loss or net cash flows from operating activities, as defined by GAAP, as measures of our operating performance, liquidity or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the First Quarter 2026 Earnings Release and Supplemental Information Package.

Funds from Operations attributable to common share and unit holders and Retained Cash Flow
FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the definition approved by the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustments for unconsolidated real estate joint ventures to reflect FFO on the same basis.

Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition, disposition, other transaction costs and other incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations and adjustments for investments in proptech venture capital funds related to the pro rata equity pickup of realized and unrealized gains and losses from their portfolio investments, (2) noncash share-based compensation expense, (3) hurricane-related charges, net, which result in material charges to our single-family property portfolio, (4) gain or loss on early extinguishment of debt and (5) the allocation of income to our perpetual preferred shares in connection with their redemption.

Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) Recurring Capital Expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) capitalized leasing costs incurred during the period. As a portion of our homes are recently developed, acquired and/or renovated, we estimate Recurring Capital Expenditures for our entire portfolio by multiplying (a) current period actual Recurring Capital Expenditures per Same-Home Property by (b) our total number of properties, excluding newly acquired non-stabilized properties and properties classified as held for sale.

We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many investors and analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders provides useful information to investors because this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation. We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, provide useful information to investors because they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.
FFO shares and units include weighted-average common shares and operating partnership units outstanding, as well as potentially dilutive securities.
Retained Cash Flow is a non-GAAP financial measure that we believe is helpful as a supplemental measure in assessing the Company’s liquidity. This metric is computed by reducing Adjusted FFO attributable to common share and unit holders by common distributions.
FFO, Core FFO and Adjusted FFO attributable to common share and unit holders and Retained Cash Flow are not substitutes for net income or net cash provided by operating activities, each as determined in accordance with GAAP, as a measure of our operating performance, liquidity or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.

The following is a reconciliation of net income or loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders and Retained Cash Flow for the three months ended March 31, 2026 and 2025 (amounts in thousands, except share and per share data):

	For the Three Months Ended March 31,
	2026	2025
	(Unaudited)	(Unaudited)
Net income attributable to common shareholders	$127,768	$109,972
Adjustments:
Noncontrolling interests in the Operating Partnership	17,590	15,255
Gain on sale and impairment of single-family properties and other, net	(78,444)	(62,016)
Adjustments for unconsolidated real estate joint ventures	1,913	1,484
Depreciation and amortization	127,344	124,928
Less: depreciation and amortization of non-real estate assets	(5,663)	(5,365)
FFO attributable to common share and unit holders	$190,508	$184,258
Adjustments:
Acquisition, disposition, other transaction costs and other	4,002	4,090
Noncash share-based compensation - general and administrative	4,445	4,867
Noncash share-based compensation - property management	1,121	1,246
Loss on early extinguishment of debt	—	216
Core FFO attributable to common share and unit holders	$200,076	$194,677
Recurring Capital Expenditures	(12,065)	(16,829)
Leasing costs	(627)	(1,239)
Adjusted FFO attributable to common share and unit holders	$187,384	$176,609
Common distributions	(136,883)	(127,137)
Retained Cash Flow	$50,501	$49,472

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.46	$0.44
Core FFO attributable to common share and unit holders	$0.48	$0.46
Adjusted FFO attributable to common share and unit holders	$0.45	$0.42

Weighted-average FFO shares and units:
Common shares outstanding	364,281,692	370,372,388
Share-based compensation plan (1)	477,403	761,171
Operating partnership units	50,152,313	51,376,980
Total weighted-average FFO shares and units	414,911,408	422,510,539
(1)Reflects the effect of potentially dilutive securities issuable upon the assumed vesting/exercise of restricted stock units and stock options under the treasury stock method.

The following is a reconciliation of net income per common share–diluted to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders and Adjusted FFO attributable to common share and unit holders on a per share and unit basis for the three months ended March 31, 2026 and 2025:

	For the Three Months Ended March 31,
	2026	2025
	(Unaudited)	(Unaudited)
Net income per common share–diluted	$0.35	$0.30
Adjustments:
Conversion from GAAP share count	(0.04)	(0.04)
Noncontrolling interests in the Operating Partnership	0.04	0.04
Gain on sale and impairment of single-family properties and other, net	(0.19)	(0.15)
Depreciation and amortization	0.31	0.30
Less: depreciation and amortization of non-real estate assets	(0.01)	(0.01)
FFO attributable to common share and unit holders	$0.46	$0.44
Adjustments:
Acquisition, disposition, other transaction costs and other	0.01	0.01
Noncash share-based compensation - general and administrative	0.01	0.01
Core FFO attributable to common share and unit holders	$0.48	$0.46
Recurring Capital Expenditures	(0.03)	(0.04)
Adjusted FFO attributable to common share and unit holders	$0.45	$0.42

Core Net Operating Income
Core NOI, which we also present separately for our Same-Home portfolio, is a supplemental non-GAAP financial measure that we define as core revenues, which is calculated as rents and other single-family property revenues, excluding expenses reimbursed by tenant charge-backs, less core property operating expenses, which is calculated as property operating and property management expenses, excluding noncash share-based compensation expense and expenses reimbursed by tenant charge-backs.
Core NOI also excludes (1) hurricane-related charges, net, which result in material charges to our single-family property portfolio, (2) gain or loss on early extinguishment of debt, (3) gains and losses from sales or impairments of single-family properties and other, (4) depreciation and amortization, (5) acquisition, disposition and other transaction costs incurred with business combinations and the acquisition or disposition of properties as well as nonrecurring items unrelated to ongoing operations, (6) noncash share-based compensation expense, (7) interest expense, (8) general and administrative expense, and (9) other income and expense, net. We believe Core NOI provides useful information to investors about the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs.
Core NOI and Same-Home Core NOI should be considered only as supplements to net income or loss as a measure of our performance and should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Additionally, these metrics should not be used as substitutes for net income or loss or net cash flows from operating activities (as computed in accordance with GAAP).

The following are reconciliations of core revenues, Same-Home core revenues, core property operating expenses, Same-Home core property operating expenses, Core NOI and Same-Home Core NOI to their respective GAAP metrics for the three months ended March 31, 2026 and 2025 (amounts in thousands):

	For the Three Months Ended March 31,
	2026	2025
	(Unaudited)	(Unaudited)
Core revenues and Same-Home core revenues
Rents and other single-family property revenues	$472,024	$459,276
Tenant charge-backs	(65,900)	(63,861)
Core revenues	406,124	395,415
Less: Non-Same-Home core revenues	(40,277)	(38,124)
Same-Home core revenues	$365,847	$357,291

Core property operating expenses and Same-Home core property operating expenses
Property operating expenses	$168,709	$167,530
Property management expenses	33,284	34,181
Noncash share-based compensation - property management	(1,121)	(1,246)
Expenses reimbursed by tenant charge-backs	(65,900)	(63,861)
Core property operating expenses	134,972	136,604
Less: Non-Same-Home core property operating expenses	(14,975)	(16,310)
Same-Home core property operating expenses	$119,997	$120,294

Core NOI and Same-Home Core NOI
Net income	$148,844	$128,713
Loss on early extinguishment of debt	—	216
Gain on sale and impairment of single-family properties and other, net	(78,444)	(62,016)
Depreciation and amortization	127,344	124,928
Acquisition, disposition and other transaction costs	3,060	3,061
Noncash share-based compensation - property management	1,121	1,246
Interest expense	48,222	45,426
General and administrative expense	21,332	19,671
Other income and expense, net	(327)	(2,434)
Core NOI	271,152	258,811
Less: Non-Same-Home Core NOI	(25,302)	(21,814)
Same-Home Core NOI	$245,850	$236,997

Contact:
AMH Investor Relations
Phone: (855) 794-2447
Email: investors@amh.com